     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 30, 1999


                                                      REGISTRATION NO. 333-74849

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           J. ALEXANDER'S CORPORATION
             (Exact name of registrant as specified in its charter)

       TENNESSEE                  5812                  62-0854056
    (State or other         (Primary Standard        (I.R.S. Employer
     jurisdiction of           Industrial
   incorporation or        Classification Code      Identification No.)
      organization)               No.)

                     P.O. BOX 24300                                          R. GREGORY LEWIS
                  3401 WEST END AVENUE                                        P.O. BOX 24300
               NASHVILLE, TENNESSEE 37203                                  3401 WEST END AVENUE
                     (615) 269-1900                                     NASHVILLE, TENNESSEE 37203
           (Address, including zip code, and                                 (615) 269-1900)
              telephone number, including                          (Name, address, including zip code,
               area code, of registrant's                            and telephone number, including
              principal executive offices)                           area code, of agent for service)

                             ---------------------

                                    COPY TO:
                            F. MITCHELL WALKER, JR.
                             BASS, BERRY & SIMS PLC
                           2700 FIRST AMERICAN CENTER
                           NASHVILLE, TENNESSEE 37238
                                 (615) 742-6200

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after effectiveness of the Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------


                        CALCULATION OF REGISTRATION FEE



-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                                       PROPOSED             PROPOSED
             TITLE OF EACH CLASS                    AMOUNT              MAXIMUM              MAXIMUM             AMOUNT OF
                OF SECURITIES                        TO BE          OFFERING PRICE          AGGREGATE          REGISTRATION
              TO BE REGISTERED                    REGISTERED           PER SHARE         OFFERING PRICE           FEE(2)
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.05 par value per share(1)....      1,089,067             $3.75             $4,084,001             $1,136
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------



    (1) Maximum number of shares of J. Alexander's Corporation's common stock to be sold to holders of common stock in this rights offering. Common stock includes associated rights to purchase Series A Junior Preferred Stock, no par value, which are issued for no additional consideration; no additional registration fee is required.


    (2) J. Alexander's paid a registration fee of $1,133 at the time of the initial filing of this Registration Statement. This Amendment No. 1 registers an additional 2,800 shares of common stock. The Company has paid an additional registration fee of $3.00 in connection with these additional shares.


                             ---------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        1,089,067 Shares of Common Stock


                           J. ALEXANDER'S CORPORATION

                       Subscription Price $3.75 Per Share

                           -------------------------


     J. Alexander's is distributing non-transferable rights to owners of shares of J. Alexander's common stock. During this rights offering, J. Alexander's will issue up to 5,445,335 rights to purchase shares and up to 1,089,067 shares of common stock.



                                              NET PROCEEDS TO
                       SUBSCRIPTION PRICE    J. ALEXANDER'S(1)
                       ------------------   -------------------
Per Share............      $     3.75           $     3.75
  Total..............      $4,084,001           $4,084,001



(1) Before deducting expenses payable by J. Alexander's, estimated to be $150,000.



     THE EXERCISE OF THE RIGHTS INVOLVES SUBSTANTIAL RISK.



     YOU SHOULD REFER TO THE DISCUSSION OF MATERIAL RISK FACTORS BEGINNING ON PAGE 2 OF THIS PROSPECTUS.



     You will receive 1.0 right for each share of common stock that you own at
the close of business on May   , 1999. Each right entitles you to purchase 0.2
share of common stock, rounding up any remaining fractional share to the next whole number of shares, for $3.75 per share. To participate in this rights offering, you must exercise your rights by 5:00 pm, Central Daylight Time on
               , 1999.



     Shares of J. Alexander's common stock are currently traded on the New York Stock Exchange under the symbol "JAX." The rights may not be transferred and will not trade on any exchange or market. On April 29, 1999, the closing price of a share of the common stock on the NYSE was $4.31.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is           , 1999


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. J. ALEXANDER'S MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, AND IT IS NOT SOLICITING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS


                                       PAGE
                                       ----
Prospectus Summary....................   1
Risk Factors..........................   2
  J. Alexander's May Need Additional
     Capital Even After the Sale to
     Solidus and the Rights
     Offering.........................   2
  J. Alexander's Credit Facility or
     Satisfactory Alternative
     Financing May Not be Available
     After July 1, 2000...............   2
  If J. Alexander's Loses or is Not
     Able to Hire Key Personnel, Its
     Operations Could Suffer..........   3
  If We Are Not in Compliance With the
     New York Stock Exchange's Share-
     holder Voting, Market
     Capitalization or Operating
     Result Requirements, We May Be
     Delisted.........................   3
  Certain Anti-takeover Provisions May
     Affect Your Rights as a
     Shareholder......................   3
  Significant Ownership Positions May
     Affect Your Rights as a
     Shareholder......................   4
  Provisions of Tennessee Law
     Applicable to J. Alexander's May
     Discourage Third Party Attempts
     to Acquire Control...............   4
  J. Alexander's Does Not Anticipate
     Paying Dividends on Common
     Stock............................   4
  J. Alexander's Stock Price Has Been
     and May Continue to Be Volatile,
     and May Be Less than $3.75 Per
     Share............................   4
  J. Alexander's Faces Challenges in
     Opening New Restaurants..........   5



                                       PAGE
                                       ----
  Intense Competition Could Damage
     Profitability....................   5
  J. Alexander's May Experience
     Fluctuations in Quarterly Results
     Because of Timing of Restaurant
     Openings and Fluctuations in
     Costs............................   5
  Government Regulation and Licensing
     May Delay New Restaurant Openings
     or Affect Operations.............   5
  J. Alexander's May Encounter
     Problems With Year 2000
     Compliance.......................   6
A Warning About Forward-Looking
  Statements..........................   6
If You Do Not Exercise Your Rights,
  Your Ownership Interest May Be
  Diluted.............................   7
J. Alexander's........................   7
Recent Developments...................   8
Use of Proceeds.......................   9
Capitalization........................  10
The Rights Offering...................  11
If You Have Questions.................  16
Plan of Distribution..................  16
Federal Income Tax Considerations.....  16
  Tax Consequences to Shareholders....  17
  Taxation of J. Alexander's..........  19
Legal Matters.........................  19
Experts...............................  19
If You Would Like Additional
  Information.........................  19
Questions and Answers About the Rights
  Offering............................  21

                               PROSPECTUS SUMMARY


     The information in this section is a summary and does not contain all of the information that you should consider before exercising your rights. You should read the entire prospectus carefully, including the "Risk Factors" section, which details the risks involved in the exercise of rights and the ownership of our common stock, and the documents listed under "If You Would Like Additional Information."



                           J. ALEXANDER'S CORPORATION



     J. Alexander's Corporation operates 20 J. Alexander's full-service, casual dining restaurants located in Tennessee, Ohio, Florida, Kansas, Alabama, Michigan, Illinois, Colorado, Texas, Kentucky and Louisiana. J. Alexander's is a traditional restaurant with an American menu that features prime rib of beef; hardwood-grilled steaks, seafood and chicken; pasta; salads and soups; assorted sandwiches, appetizers and desserts; and a full-service bar. J. Alexander's corporate offices are located at 3401 West End Avenue, P.O. Box 24300, Nashville, Tennessee 37202, telephone (615) 269-1900.



                              THE RIGHTS OFFERING



     In this rights offering, J. Alexander's will distribute to you 1.0 right to purchase common stock for each share of common stock that you own at the close
of business on May   , 1999. For every right you receive, you will be entitled
to purchase 0.2 share of common stock, rounding up any remaining fractional share to the nearest whole number of shares, for $3.75 per share. You can "exercise" rights to purchase the shares of common stock by following the instructions in this prospectus. You may exercise any number of your rights, or you may choose not to exercise any rights.



                                USE OF PROCEEDS



     J. Alexander's gross proceeds from the rights offering depend on the number of shares of common stock that are purchased when shareholders exercise rights. If J. Alexander's sells all 1,089,067 shares offered by this Prospectus, then J. Alexander's will receive proceeds of $4,084,001 from the rights offering before payment of estimated offering expenses of $150,000. J. Alexander's will use the proceeds from the rights offering to repay a portion of the debt under its revolving credit facility.



                                 FINANCING PLAN



     The rights offering is part of a financing plan to raise equity capital to repay some of J. Alexander's outstanding debt. J. Alexander's believes that this will benefit J. Alexander's by reducing its debt-to-equity ratio and reducing its interest expense, which will improve earnings. J. Alexander's believes that accomplishing these objectives will improve its financial condition and may allow it to negotiate improved terms for its credit facilities, including interest rates and availability.



     The other part of J. Alexander's financing plan is the sale of $4.1 million of common stock to Solidus, LLC, a Tennessee limited liability company, whose principal owners are Dr. John Morris and members of his family. E. Townes Duncan, a director of J. Alexander's, is also an owner of and manages the investments of Solidus. J. Alexander's received $4,073,498 for the sale of 1,086,266 shares of common stock to Solidus on March 22, 1999. J. Alexander's completed the sale of common stock to Solidus before the rights offering to provide J. Alexander's with additional equity on favorable terms and more quickly than would have been possible through the rights offering, and to ensure that J. Alexander's obtained the minimum amount of new equity capital which it believed it needed to effectively carry out its long-term business plan. Because Solidus purchased these shares before the rights offering, Solidus agreed that it will not exercise any rights attributable to the 1,086,266 additional shares it purchased. In addition, Solidus agreed not to purchase or obtain additional shares in excess of 33% of the Company's outstanding common stock and also agreed not to sell any of its common stock for a period of seven years.

                                  RISK FACTORS


     As you decide whether to exercise your rights, and when you evaluate J. Alexander's performance and the forward-looking statements in this prospectus, you should carefully consider the following risk factors, as well as the other information contained in this prospectus.



J. ALEXANDER'S MAY NEED ADDITIONAL CAPITAL EVEN AFTER THE SALE TO SOLIDUS AND THE RIGHTS OFFERING



     J. Alexander's ability to conduct its business depends to a significant degree on its ability to incur indebtedness and obtain equity capital. J. Alexander's needs financing primarily to fund its development of new restaurants. To meet these needs, J. Alexander's currently uses cash from operations and borrowings under a revolving credit facility.



     The sale to Solidus and the rights offering are intended to raise additional capital for J. Alexander's. Even after the completion of the sale to Solidus and the rights offering, however, J. Alexander's may need additional capital to meet its capital requirements. J. Alexander's cannot assure you that such capital will be available on satisfactory terms. If all of the rights are not exercised, or if J. Alexander's fails to reach sufficient cash flows, J. Alexander's will require additional debt or equity. J. Alexander's existing credit facility requires J. Alexander's to maintain certain financial ratios and also prohibits new borrowing other than under the revolving credit facility.



     Through the sale to Solidus and the rights offering, its existing credit facility and cash flow from operations, J. Alexander's believes that it will have access to sufficient funds to carry on its existing level of business and develop additional restaurants.



J. ALEXANDER'S CREDIT FACILITY OR SATISFACTORY ALTERNATIVE FINANCING MAY NOT BE AVAILABLE AFTER JULY 1, 2000



     J. Alexander's cannot assure you that its existing credit facility will remain available past July 1, 2000, and J. Alexander's cannot assure you that it will be successful in consummating any future financing transactions on satisfactory terms. If the credit facility is not available after July 1, 2000,
J. Alexander's would be forced to seek alternative financing for its debt, whether through the sale of additional equity, issuance of debt securities or a new credit facility, which may be on less favorable terms, including increased interest rates. Costs incurred for future financing transactions, such as increased interest expense, could have an adverse effect on J. Alexander's results of operations and could result in delays of new restaurant openings.



     Factors which could affect J. Alexander's access to the capital markets, or the costs of such capital, include:


     - changes in interest rates,

     - general economic conditions, and


     - investors' perceptions of J. Alexander's business, results of operations, leverage, financial condition and business prospects.



Economic, financial, competitive and other matters strongly influence each of these factors, and J. Alexander's may not be able to control those influences.

     In addition, covenants under J. Alexander's existing or future debt securities and credit facilities may significantly restrict J. Alexander's ability to incur additional indebtedness or to issue preferred stock.



IF J. ALEXANDER'S LOSES OR IS NOT ABLE TO HIRE KEY PERSONNEL, ITS OPERATIONS COULD SUFFER



     J. Alexander's depends on the efforts and abilities of a number of its current key management personnel, including Lonnie J. Stout II, its President and Chief Executive Officer. The success of J. Alexander's depends to a large extent on its ability to retain and continue to attract key employees through its compensation plans, including employee stock options. If J. Alexander's loses certain key employees or cannot retain or attract key employees in the future, J. Alexander's operations could be adversely affected.



IF WE ARE NOT IN COMPLIANCE WITH THE NEW YORK STOCK EXCHANGE'S SHAREHOLDER VOTING, MARKET CAPITALIZATION OR OPERATING RESULT REQUIREMENTS, WE MAY BE DELISTED



     It is possible that the New York Stock Exchange may assert that shareholder approval for J. Alexander's recent sale of common stock to Solidus or for the rights offering is required under its guidelines or that J. Alexander's is otherwise not in compliance with New York Stock Exchange requirements relating to market capitalization or operating results. It is possible that the New York Stock Exchange may consider whether to delist J. Alexander's common stock. If the New York Stock Exchange delists J. Alexander's common stock, J. Alexander's would apply for listing of the common stock for trading on The Nasdaq Stock Market's National Market or Small Cap Market. If the common stock was not listed on an exchange or a national market, shareholders would be able to trade common stock only in negotiated private transactions. This would significantly impair their liquidity and could adversely affect the price of the common stock. The New York Stock Exchange has authorized listing of the shares to be sold in the rights offering and the shares sold to Solidus, subject to notice of issuance.



CERTAIN ANTI-TAKEOVER PROVISIONS MAY AFFECT YOUR RIGHTS AS A SHAREHOLDER



     J. Alexander's Board of Directors has the authority to issue up to 1,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote of, or action by, J. Alexander's shareholders. Your rights will be subject to, and may be adversely affected by, the rights of holders of preferred stock. If J. Alexander's chooses to issue preferred stock with voting rights, the issuance could provide desirable flexibility in connection with possible acquisitions and other corporate purposes. In addition, J. Alexander's has in effect a shareholder rights plan, which is intended to encourage third parties interested in acquiring J. Alexander's to negotiate with the Board of Directors. Under the shareholder rights plan, shares of common stock have attached Series A Junior Preferred Stock purchase rights, which may be exercised if a person or group (other than Solidus and its affiliates) acquires 20% of the outstanding common stock or if a person or group initiates a tender or exchange offer that would result in such person or group acquiring 10% or more of the outstanding common stock. Because a potential acquiror must negotiate with the Board of Directors in order to avoid triggering the preferred stock purchase rights, the existence of the shareholder rights plan could discourage a takeover attempt or have a depressive effect on the price of the common stock.

SIGNIFICANT OWNERSHIP POSITIONS MAY AFFECT YOUR RIGHTS AS A SHAREHOLDER



     Solidus currently owns approximately 24% of the outstanding common stock. In the future, Solidus' vote of its common stock will have a significant impact on the outcome of any matters that are determined by a majority vote of J. Alexander's shareholders. In addition, the ownership of a significant percentage of the common stock by a single shareholder, such as Solidus, could make it more difficult for a third party to acquire control of J. Alexander's.



PROVISIONS OF TENNESSEE LAW APPLICABLE TO J. ALEXANDER'S MAY DISCOURAGE THIRD-PARTY ATTEMPTS TO ACQUIRE CONTROL



     The Tennessee Business Combination Act provides that generally, any party owning more than 10% of the stock in a publicly held Tennessee corporation cannot engage in a business combination with the corporation unless the combination takes place at least five years after the shareholder first acquired a 10% interest and either is approved by at least two-thirds of the noninterested voting shares of the corporation or satisfies certain fairness conditions. Tennessee's Investor Protection Act, in addition to prohibiting fraudulent, deceptive, or manipulative practices by any party in connection with a tender offer, requires a party making a tender offer directed at certain Tennessee corporations to file a registration statement with the Commissioner of Insurance. The Investor Protection Act also requires both the offeror and the offeree corporation to deliver all solicitation materials used in connection with the tender offer to the Commissioner. These provisions of Tennessee law could make it more difficult for a third party to acquire control of J. Alexander's and therefore could have a depressive effect on the price of the common stock.



J. ALEXANDER'S DOES NOT ANTICIPATE PAYING DIVIDENDS ON COMMON STOCK



     J. Alexander's does not plan to pay cash dividends on its common stock in the foreseeable future. The Board of Directors will decide, in the exercise of its business judgment, whether to apply legally available funds to the payment of dividends. The Board of Directors will consider J. Alexander's results of operations and financial condition, any existing or proposed commitments for the use of available funds, and J. Alexander's obligations to its creditors or holders of preferred stock, if any preferred stock is issued. Financial covenants in J. Alexander's future credit agreements may restrict J. Alexander's ability to pay dividends.



J. ALEXANDER'S STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE, AND MAY BE LESS THAN $3.75 PER SHARE



     J. Alexander's cannot predict whether a shareholder will be able to sell common stock purchased in this rights offering for a price that equals or exceeds the subscription price of $3.75 per share. Trading volume and prices for the common stock have been subject to wide fluctuations during the past year and may continue to fluctuate in response to quarterly variations in operating results, announced earnings and other factors. J. Alexander's cannot foresee or predict such events. The market price of J. Alexander's common stock could also be influenced by developments or matters not related to J. Alexander's, including the sale or attempted sale of a large amount of J. Alexander's common stock on the open market by a shareholder. A shareholder is not permitted to revoke the exercise of a right, even if the market price of the common stock falls prior to the closing of this rights offering.

J. ALEXANDER'S FACES CHALLENGES IN OPENING NEW RESTAURANTS



     It has been J. Alexander's experience that new restaurants generally generate operating losses in the initial months following opening while they build sales levels to maturity. J. Alexander's currently operates twenty J. Alexander's restaurants, of which six have been open for less than two years. Because of J. Alexander's relatively small restaurant base, an unsuccessful new restaurant could have a more adverse effect on our results of operations than would be the case in a restaurant company with a greater number of restaurants.
J. Alexander's continued growth depends on its ability to open new restaurants and to operate them profitably, which will depend on a number of factors, including:



     - the selection and availability of suitable locations,



     - the hiring and training of sufficiently skilled management and other personnel and



     - other factors, some of which are beyond the control of J. Alexander's.



INTENSE COMPETITION COULD DAMAGE PROFITABILITY



     The restaurant industry is intensely competitive with respect to price, service, location and food quality, and there are many well-established competitors with substantially greater financial and other resources than J. Alexander's. Some of J. Alexander's competitors have been in existence for a substantially longer period than J. Alexander's and may be better established in markets where J. Alexander's restaurants are or may be located. The restaurant business is often affected by changes in consumer tastes, national, regional or local economic conditions, demographic trends, traffic patterns and the type, number and location of competing restaurants.



J. ALEXANDER'S MAY EXPERIENCE FLUCTUATIONS IN QUARTERLY RESULTS BECAUSE OF TIMING OF RESTAURANT OPENINGS AND FLUCTUATIONS IN COSTS



     J. Alexander's quarterly results of operations are affected by timing of the opening of new J. Alexander's restaurants, and fluctuations in the cost of food, labor, employee benefits, and similar costs over which J. Alexander's has limited or no control. J. Alexander's business may also be affected by inflation, which could have the effect of increasing J. Alexander's costs for food, labor, employee benefits, and other routine expenditures. In the past, management has attempted to anticipate and avoid material adverse effects on J. Alexander's profitability from increasing costs through its purchasing practices and menu price adjustments, but there can be no assurance that it will be able to do so in the future. Fluctuations in quarterly results may have a negative impact on the stock price.


GOVERNMENT REGULATION AND LICENSING MAY DELAY NEW RESTAURANT OPENINGS OR AFFECT OPERATIONS


     The restaurant industry is subject to extensive state and local government regulation relating to the sale of food and alcoholic beverages, and sanitation, fire and building codes. Termination of the liquor license for any J. Alexander's restaurant would adversely affect the revenues for the restaurant. Restaurant operating costs are also affected by other government actions that are beyond J. Alexander's control, which may include increases in the minimum hourly wage requirements, workers' compensation insurance rates and unemployment and other taxes. If J. Alexander's experiences difficulties in obtaining or fails to obtain required licensing or other regulatory approvals, this delay or failure could delay or prevent the opening of a new J. Alexander's restaurant. The suspension of, or inability to renew, a license could interrupt operations at an existing restaurant, and the inability to retain or renew such licenses would adversely affect the operations of the new restaurants.


J. ALEXANDER'S MAY ENCOUNTER PROBLEMS WITH YEAR 2000 COMPLIANCE



     The term "Year 2000" is a general term used to describe the various problems that may result from the improper processing of dates and date-sensitive calculations by computers and other machinery as the year 2000 is approached and reached. J. Alexander's key financial, informational and operational systems have been assessed for Year 2000 compliance, and detailed plans have been developed to address system modifications required by September 30, 1999. These systems include information technology systems ("IT"). J. Alexander's has assessed its major IT vendors and technology providers and is in the process of testing its systems to determine Year 2000 compliance. Generally,
J. Alexander's information systems are not interfaced with third parties and are relatively new systems based on personal computer, rather than mainframe, technology. J. Alexander's is also in the process of assessing its non-IT systems that utilize embedded technology, such as microcontrollers, and reviewing them for Year 2000 compliance. Based on completion of the assessment phase of J. Alexander's Year 2000 Plan, management believes that all of J. Alexander's systems are or, with scheduled updates, will be Year 2000 compliant. Overall, J. Alexander's estimates that its Year 2000 readiness initiatives are approximately 50% complete. Because J. Alexander's testing phase is not yet substantially in process, and accordingly it has not fully assessed its risk from potential Year 2000 failures, J. Alexander's has not yet developed detailed contingency plans specific to Year 2000 events for any specific area of business.



     To operate its business, J. Alexander's relies upon government agencies, utility companies, providers of telecommunication services, suppliers, and other third party service providers ("Material Relationships"), over which it can assert little control. J. Alexander's ability to conduct its core business is dependent upon the ability of these Material Relationships to rectify their Year 2000 issues to the extent they affect J. Alexander's. If the telecommunications carriers, public utilities and other Material Relationships do not appropriately rectify their Year 2000 issues, J. Alexander's ability to conduct its core business may be materially impacted, which could result in a material adverse effect on J. Alexander's financial condition. To date, J. Alexander's has concentrated primarily on the identification of Material Relationships which are most critical to J. Alexander's operations. J. Alexander's plans to query certain of its Material Relationships in order to obtain information prior to June 30, 1999 which will allow J. Alexander's to further assess its risks and assist in the development of contingency plans. J. Alexander's is unable to estimate the costs that it may incur as a result of Year 2000 problems suffered by the parties with which it deals, such as Material Relationships, and there can be no assurance that J. Alexander's will successfully address the Year 2000 problems present in its own systems. Year 2000 problems in J. Alexander's systems or those of its Material Relationships could cause J. Alexander's to be unable to keep its restaurants open in the initial days or weeks after January 1, 2000, which could result in a material adverse effect on J. Alexander's financial condition.



                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS



     This prospectus may contain "forward-looking statements." Any statement in this prospectus, other than a statement of historical fact, may be a forward-looking statement.

     J. Alexander's believes forward-looking statements can generally be identified by looking for words such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue." Variations on those or similar words, or the negatives of such words, also may indicate forward-looking statements.



     Although J. Alexander's believes that the expectations reflected in this prospectus are reasonable, J. Alexander's cannot assure you that its expectations will be correct. Factors which could affect actual results include, but are not limited to, J. Alexander's ability to increase sales in its restaurants; J. Alexander's ability to recruit and train qualified restaurant management personnel; intense competition within the casual dining industry; changes in business and economic conditions; changes in consumer tastes; and government regulations. J. Alexander's has included a discussion entitled "Risk Factors" in this prospectus, disclosing other important factors that could cause its actual results to differ materially from its expectations. If in the future you hear or read any forward-looking statements concerning J. Alexander's, you should refer back to these Risk Factors.



     J. Alexander's believes that if our expectations change, or if new events, conditions or circumstances arise, we are not required to, and may not, update or revise any forward-looking statement in this prospectus.



IF YOU DO NOT EXERCISE YOUR RIGHTS, YOUR OWNERSHIP INTEREST MAY BE DILUTED



     If you do not exercise all of your rights, you may suffer significant dilution of your percentage ownership in J. Alexander's relative to shareholders who exercise their rights. Immediately after the rights offering, the net tangible book value per share of common stock will decrease. The chart below illustrates the potential dilution that could result immediately after the closing of the rights offering if a shareholder who owns 100,000 shares of common stock fails to exercise its rights, and other shareholders purchase all 1,069,067 remaining shares of common stock sold in the rights offering.



                                                            AFTER THE
                                                             RIGHTS      AFTER THE RIGHTS
                                                            OFFERING         OFFERING
                                                            ASSUMING         ASSUMING
                                              BEFORE THE   SHAREHOLDER     SHAREHOLDER
                                                RIGHTS      EXERCISES      EXERCISES NO
                                               OFFERING    ALL RIGHTS         RIGHTS
                                              ----------   -----------   ----------------
Shares Owned by Shareholder.................    100,000       120,000         100,000
Total Number of Common Shares Outstanding...  6,531,601     7,620,668       7,600,668
Shareholder's Percentage Ownership..........       1.53%         1.57%           1.32%



                                 J. ALEXANDER'S



     J. Alexander's operates 20 J. Alexander's full-service, casual dining restaurants located in Tennessee, Ohio, Florida, Kansas, Alabama, Michigan, Illinois, Colorado, Texas, Kentucky and Louisiana. J. Alexander's is a traditional restaurant with an American menu that features prime rib of beef; hardwood-grilled steaks, seafood and chicken; pasta; salads and soups; assorted sandwiches, appetizers and desserts; and a full-service bar. Management believes quality food, outstanding service and value are critical to the success of J. Alexander's.

                              RECENT DEVELOPMENTS


FIRST QUARTER RESULTS



     On April 26, 1999, J. Alexander's reported operating results for the first quarter of 1999, with higher operating income and same store sales. For the first quarter of 1999, J. Alexander's had average weekly same store sales of $76,900, increasing by 3.8% over $74,100 posted for the first quarter of 1998. Net sales for the quarter rose 9.7% to $19,208,000 from $17,512,000.



     J. Alexander's reported net income of $244,000, or $.04 per share, for the first quarter of 1999, up from a loss of $1,104,000, or $.20 per share, in the first quarter of 1998. First quarter results of 1999 included a pre-tax gain of $90,000 related to the repurchase of a portion of J. Alexander's convertible debentures. These results are set out in the chart below.





               FIRST QUARTER                     1999           1998
               -------------                  -----------    -----------
Average Weekly Same Store Sales.............  $    76,900    $    74,100
Net Sales...................................   19,208,000     17,512,000
Net Income..................................      244,000     (1,104,000)
Net Income Per Share........................          .04            .20



     For 1999, J. Alexander's has plans to open a restaurant in West Bloomfield, Michigan, and is finalizing its plans for a restaurant in Cincinnati, Ohio, with construction expected to start in the fall of 1999.



RECENT CONTINGENT PROPOSAL BY O'CHARLEY'S, INC.



     In April 1999, O'Charley's, Inc. proposed to the Board of Directors of J. Alexander's that the two companies discuss a business combination in which O'Charley's would consider paying an unspecified combination of cash and O'Charley's stock designed to be valued at $5.50 per share of J. Alexander's common stock. The proposal was conditioned on Solidus' agreeing to sell its 1,086,266 shares of J. Alexander's stock purchased on March 22, 1999 to O'Charley's at $3.75 per share. The proposal was also conditioned on J. Alexander's canceling this rights offering. The Board of Directors of J. Alexander's declined to pursue discussions with O'Charley's because J. Alexander's Board of Directors and management believe that it is in the best interest of J. Alexander's and its shareholders to continue to execute its strategic business plan as an independent public company.


SALE OF COMMON STOCK TO SOLIDUS

     On March 22, 1999, Solidus purchased 1,086,266 additional shares of common stock for approximately $4.1 million. In addition, Solidus agreed to the following:


     - for a period of seven years, Solidus would not acquire or hold more than 33% of J. Alexander's common stock.



     - for a period of seven years, Solidus would not solicit proxies for a vote of the shareholders of J. Alexander's.

     - for a period of seven years, Solidus would not sell J. Alexander's common stock it owns and would only transfer common stock to J. Alexander's, a person, entity or group approved by J. Alexander's or to an affiliate of Solidus.



     - the above restrictions on Solidus' ownership and ability to solicit proxies would terminate in the event of certain tender offers or exchange offers, a notice filing with the Department of Justice relating to the acquisition of more than 15% of the outstanding voting securities or with the SEC relating to the acquisition of more than 10% of the outstanding common stock, J. Alexander's proposing or approving a merger or other business combination, or a change to a majority of J. Alexander's Board of Directors over a two-year period.



     - Solidus would not exercise rights during this rights offering attributable to the 1,086,266 additional shares of common stock purchased on March 22, 1999.


                                USE OF PROCEEDS


     J. Alexander's will apply its net proceeds from the rights offering to repay a portion of the debt under its revolving credit facility. Amounts repaid will continue to be available for reborrowing. Borrowings under the revolving credit facility bear interest at a rate equal to LIBOR plus a spread of two to three percent, depending on the ratio of J. Alexander's senior debt to EBITDA (earnings before interest, taxes, depreciation and amortization). The facility matures, unless J. Alexander's elects to convert outstanding borrowings to a term loan, on July 1, 2000. After applying the proceeds from the sale of 1,086,266 additional shares of common stock to Solidus, the principal amount outstanding as of April 29, 1999 under the revolving credit facility was $5.8 million. Borrowings under the credit facility were incurred to finance development of J. Alexander's restaurants.



     Assuming that shareholders exercise the rights to purchase 1,089,067 shares of common stock, J. Alexander's will receive net proceeds from this rights offering of approximately $3.9 million after payment of approximately $150,000 in offering expenses.

                                 CAPITALIZATION


     The following table sets forth the short-term indebtedness and the capitalization of J. Alexander's, on an historical basis as of January 3, 1999, and on a pro forma basis as of January 3, 1999, based on completion of the Solidus purchase. The net proceeds from the sale to Solidus on March 22, 1999 were applied as set forth above in Use of Proceeds.



                                                               JANUARY 3, 1999
                                                              ------------------
                                                                           AS
                                                              ACTUAL    ADJUSTED
                                                              -------   --------
                                                                (IN THOUSANDS)
Current portion of long-term debt:..........................  $ 1,917   $ 1,917
                                                              =======   =======
LONG-TERM DEBT:
Long-term debt and obligations under capital leases, less
  current maturities........................................  $21,361   $17,288
                                                              -------   -------
STOCKHOLDERS' EQUITY:
Common stock, $0.05 par value; 10,000,000 shares authorized;
  5,431,335 issued and outstanding; 6,517,601 outstanding,
  as adjusted(1)............................................      272       326
Preferred stock, no par value; authorized 1,000,000 shares;
  none issued...............................................       --        --
Additional paid in capital..................................   30,007    34,026
Retained earnings...........................................    4,272     4,272
                                                              -------   -------
                                                               34,551    38,624
Note receivable -- Employee Stock Ownership Plan(2).........     (820)     (820)
                                                              -------   -------
  Total stockholders' equity................................   33,731    37,804
                                                              -------   -------
     Total capitalization...................................  $55,092   $55,092
                                                              =======   =======


-------------------------


(1) Does not include 678,820 shares of common stock reserved for issuance upon the exercise of options granted pursuant to J. Alexander's existing stock option plans and 774,648 shares of common stock reserved for issuance upon conversion of J. Alexander's Convertible Subordinated Debentures due 2003.



(2) During 1992, J. Alexander's established an Employee Stock Ownership Plan ("ESOP"), which purchased 457,055 shares of common stock for an aggregate purchase price of $1,714,000. J. Alexander's funded the ESOP by loaning it an amount equal to the purchase price. The loan is secured by a pledge of the unallocated stock held by the ESOP. J. Alexander's has made a contribution to the ESOP each year since the ESOP was established allowing the ESOP to make its scheduled loan repayments to J. Alexander's, with the exception of 1996 when no contribution was made. The terms of the ESOP note, as amended in 1997, call for interest to be paid at an annual rate of 10% and for repayment of the ESOP note's remaining principal in annual amounts ranging from $135,000 to $197,000 over the period 1999 through 2003.

                              THE RIGHTS OFFERING

THE RIGHTS


     J. Alexander's is distributing non-transferable rights to owners of shares
of its common stock at the close of business on May   , 1999, at no cost to the
shareholders. J. Alexander's will give you 1.0 right for each share of common
stock that you own at the close of business on May   , 1999. If you wish to
exercise your rights, you must do so on or before                          ,
1999 at 5 p.m., Central Daylight Time. After that date, the rights will expire and will no longer be exercisable.


BASIC SUBSCRIPTION RIGHT


     For each right you receive, you will be entitled to purchase, upon payment of $3.75 per share to J. Alexander's, 0.2 share of common stock, rounding up any remaining fractional share to the next whole number of shares (the "Basic Subscription Right"). J. Alexander's will send you certificates representing the shares of common stock that you purchase pursuant to your Basic Subscription
Right as soon as practicable after                  , 1999, whether you exercise
your rights immediately prior to that date or earlier.


EXPIRATION DATE


     The rights will expire at 5:00 p.m., Central Daylight Time, on
               , 1999, unless J. Alexander's, in its discretion, extends the rights offering for up to 10 days. If you do not exercise your Basic
Subscription Rights prior to                  , 1999, the rights will be null
and void. J. Alexander's will not be required to issue shares to you if the Subscription Agent receives your Subscription Certificate or your payment after that date, regardless of when you sent the Subscription Certificate and payment, unless you send the documents in compliance with the Guaranteed Delivery Procedures described below.


WITHDRAWAL RIGHT


     J. Alexander's may withdraw the rights offering at any time prior to or on , 1999, for any reason (including, without limitation, a change in the market price of the common stock). If J. Alexander's withdraws the rights offering, any funds received from shareholders will be promptly refunded, without interest or penalty.


DETERMINATION OF SHARE PRICE


     J. Alexander's and its Board of Directors decided to offer shares for $3.75 per share during the rights offering after considering such factors as the historic and current market price of J. Alexander's common stock and J. Alexander's need for capital. Solidus also purchased 1,086,266 additional shares of common stock on March 22, 1999 at the $3.75 per share price. The $3.75 per share price should not be considered an indication of the actual value of J. Alexander's or its common stock. J. Alexander's cannot assure you that the market price of the common stock will not decline during the rights offering. J. Alexander's also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than $3.75 per share.

NON-TRANSFERABILITY OF RIGHTS


     The rights may not be sold and may only be transferred by operation of law.
J. Alexander's common stock will be represented by stock certificates. Common stock issued under this rights offering will be registered under the federal securities laws. Therefore, these shares of common stock may be sold freely after the rights offering, subject to restrictions on affiliates of J. Alexander's. See "-- Basic Subscription Right" for an explanation of what you will receive upon exercise of your rights.


EXERCISE OF RIGHTS

     You may exercise your rights by delivering to the Subscription Agent on or
prior to                , 1999:

          (1) a properly completed and duly executed Subscription Certificate;

          (2) any required signature guarantees; and

          (3) payment in full of $3.75 per share to be purchased through the Basic Subscription Right.

     You should deliver your Subscription Certificate and payment to the address set forth below under "-- Subscription Agent."

METHOD OF PAYMENT

     Payment for the shares must be made by:

          (1) bank draft drawn upon a United States bank or a postal, telegraphic or express money order payable to "SunTrust Bank, Nashville, N.A., as Subscription Agent";

          (2) wire transfer of funds to the account maintained by the Subscription Agent for such purpose at SunTrust Bank, Nashville, N.A. (please contact Subscription Agent for specific instructions); or

          (3) notice of guaranteed delivery of payment, as discussed below (a "Notice of Guaranteed Delivery"), from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

     Payment will be deemed to have been received by the Subscription Agent only upon:

          (1) clearance of any uncertified check;

          (2) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order; or

          (3) receipt of actual funds pursuant to any Notice of Guaranteed Delivery.


     PLEASE NOTE THAT FUNDS PAID BY UNCERTIFIED PERSONAL CHECK MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR. ACCORDINGLY, IF YOU WISH TO PAY BY MEANS OF AN UNCERTIFIED PERSONAL CHECK, J. ALEXANDER'S URGES YOU TO MAKE PAYMENT
SUFFICIENTLY IN ADVANCE OF                          , 1999, TO ENSURE THAT THE
PAYMENT IS RECEIVED AND CLEARS BEFORE

THAT DATE. J. ALEXANDER'S ALSO URGES YOU TO CONSIDER PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.


GUARANTEED DELIVERY PROCEDURES

     If you want to exercise your rights, but time will not permit your payment or Subscription Certificate to reach the Subscription Agent on or prior to
                         , 1999, you may exercise your rights if you satisfy the
following Guaranteed Delivery Procedures:


          (1) You send, and the Subscription Agent receives, on or prior to
                              , 1999, a Notice of Guaranteed Delivery,
     substantially in the form provided with the prospectus, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. The Notice of Guaranteed Delivery must state:



             - your name,



             - the number of rights that you hold, and



             - the number of shares that you wish to purchase pursuant to the
               Basic Subscription Right.



          The Notice of Guaranteed Delivery must guarantee the delivery of (a) payment in full for each share of common stock to be purchased through the Basic Subscription Right and (b) your Subscription Certificate to the Subscription Agent within three New York Stock Exchange trading days following the date of the Notice of Guaranteed Delivery; and



          (2) You send, and the Subscription Agent receives, (a) payment in full for each share of common stock to be purchased through the Basic Subscription Right and (b) your properly completed and duly executed Subscription Certificate, including any required signature guarantees, within three New York Stock Exchange trading days following the date of your Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as your Subscription Certificate at the addresses set forth below, or may be transmitted to the Subscription Agent by facsimile transmission, to facsimile number (615) 748-5331. You can obtain additional copies of the form of Notice of Guaranteed Delivery by requesting it from the Subscription Agent at the address set forth below under "-- Subscription Agent."


SIGNATURE GUARANTEES

     Signatures on the Subscription Certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Exchange Act, subject to the standards and procedures adopted by the Subscription Agent. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations.

     Signatures on the Subscription Certificate do not need to be guaranteed if:

          (1) the Subscription Certificate provides that the shares and certificates for shares of common stock to be purchased are to be issued and delivered directly to you, the record owner of such rights, or

          (2) the Subscription Certificate is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

SHARES HELD FOR OTHERS

     If you hold shares of common stock for the account of others, such as a broker, a trustee or a depository for securities, you should notify the respective beneficial owners of such shares as soon as possible to obtain instructions with respect to the rights beneficially owned by them.

     If you are a beneficial owner of common stock held by a holder of record, such as a broker, trustee or a depository for securities, you should contact the holder and ask him to effect transactions in accordance with your instructions.

AMBIGUITIES IN EXERCISE OF THE RIGHTS

     If you do not specify the number of rights being exercised on your Subscription Certificate, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have exercised the maximum number of rights that could be exercised for the amount of the payment that the Subscription Agent receives from you.

     If your payment exceeds the total purchase price for all of the rights shown on your Subscription Certificate, your payment will be applied, until depleted, to subscribe for shares in the following order:

          (1) to subscribe for the number of shares, if any, that you indicated on the Subscription Certificate that you wished to purchase through your Basic Subscription Right;

          (2) to subscribe for shares until your Basic Subscription Right has been fully exercised.

     Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.

                                   IMPORTANT


     PLEASE CAREFULLY READ THE INSTRUCTIONS INCLUDED IN THIS PROSPECTUS AND THE SUBSCRIPTION CERTIFICATE AND FOLLOW THOSE INSTRUCTIONS IN DETAIL.



            DO NOT SEND SUBSCRIPTION CERTIFICATES TO J. ALEXANDER'S.



YOU ARE RESPONSIBLE FOR CHOOSING THE PAYMENT AND DELIVERY METHOD FOR YOUR SUBSCRIPTION CERTIFICATE, AND YOU BEAR THE RISKS ASSOCIATED WITH SUCH DELIVERY. IF YOU CHOOSE TO DELIVER

YOUR SUBSCRIPTION CERTIFICATE AND PAYMENT BY MAIL, J. ALEXANDER'S RECOMMENDS THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.
J. ALEXANDER'S ALSO RECOMMENDS THAT YOU ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO
                 , 1999. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, J. ALEXANDER'S STRONGLY URGES YOU TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.


COMPANY'S DECISION BINDING


     All questions concerning the timeliness, validity, form and eligibility of any exercise of rights will be determined by J. Alexander's, whose determinations will be final and binding. J. Alexander's, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as J. Alexander's determines in its sole discretion. Neither J. Alexander's nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification.


NO REVOCATION

     AFTER THE SUBSCRIPTION AGENT HAS RECEIVED YOUR SUBSCRIPTION CERTIFICATE OR A NOTICE OF GUARANTEED DELIVERY ON YOUR BEHALF, YOU MAY NOT REVOKE YOUR SUBSCRIPTION.

FEES AND EXPENSES


     J. Alexander's will pay all fees charged by the Subscription Agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the rights. Neither J. Alexander's nor the Subscription Agent will pay such expenses.


SUBSCRIPTION AGENT


     J. Alexander's has appointed SunTrust Bank, Nashville, N.A., as Subscription Agent for the rights offering. The Subscription Agent's address is:


             U.S. MAIL                         BY COURIER OR OVERNIGHT DELIVERY
             ---------                         --------------------------------
           SunTrust Bank                                SunTrust Bank
     Corporate Trust Department                   Corporate Trust Department
  SunTrust Financial Center, Sixth             SunTrust Financial Center, Sixth
                Floor                                       Floor
          P.O. Box 305110                             424 Church Street
     Nashville, Tennessee 37230                   Nashville, Tennessee 37219
        Attn: Donna Williams                         Attn: Donna Williams
           Kyle Burchard                                Kyle Burchard

The Subscription Agent's telephone number is (615) 748-4745, and its facsimile number is (615) 748-5331.

     You should deliver your Subscription Certificate, payment of the Subscription Price and Notice of Guaranteed Delivery (if any) to the Subscription Agent.


     J. Alexander's will pay the fees and expenses of the Subscription Agent. J. Alexander's has also agreed to indemnify the Subscription Agent from any liability which it may incur in connection with the rights offering.


                             IF YOU HAVE QUESTIONS

     If you have questions or need assistance concerning the procedure for exercising rights, or if you would like additional copies of this prospectus or the Notice of Guaranteed Delivery, you should contact the Subscription Agent at the address set out above.


     If you have other questions concerning the rights offering or J. Alexander's, you may contact:


                                R. Gregory Lewis
                            Chief Financial Officer
                           J. Alexander's Corporation
                                 P.O. Box 24300
                              3401 West End Avenue
                           Nashville, Tennessee 37203
                                 (615) 269-1900

TRANSFER AGENT AND REGISTRAR

     SunTrust Bank, Nashville, N.A. c/o SunTrust Bank, Atlanta, N.A. is the transfer agent and registrar for the common stock.

                              PLAN OF DISTRIBUTION


     Promptly following the effective date of the Registration Statement that contains this prospectus, J. Alexander's will distribute the rights and copies of this prospectus to individuals who own shares of common stock at the close of
business on           , 1999. If you wish to exercise your rights and to
purchase shares, you should complete the Subscription Certificate and return it, with payment for the shares, to the Subscription Agent, SunTrust Bank, Nashville, N.A. at the address on page 15. For further instructions on how to exercise rights, see "The Rights Offering -- Exercise of Rights." If you have any questions, you should contact the Subscription Agent at the telephone number and address on page 15.


                       FEDERAL INCOME TAX CONSIDERATIONS


     The following general discussion summarizes the anticipated material federal income tax consequences of the issuance, exercise or lapse of the rights. This discussion does not consider any federal income tax consequences of the rights offering to any particular shareholder's individual situation or the federal income tax consequences of the rights offering that may be relevant to particular classes of stockholders, such as banks, insurance companies and foreign individuals and entities. In addition, this summary does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws. This discussion assumes that your shares of common stock and the rights and shares issued to you during the rights offering constitute capital assets. This summary is based on current law, which is subject to change at any time, possibly with retroactive effect.



     THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THE RIGHTS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.


                        TAX CONSEQUENCES TO SHAREHOLDERS

ISSUANCE OF RIGHTS


     The rights offering is intended to be characterized as a tax-free distribution under Section 305(a) of the Internal Revenue Code of 1986, as amended (the "Code"). However, existing law is not clear as to whether the distribution of rights to shareholders will be characterized as a distribution under Section 305(a) of the Code or, alternatively, as a distribution under Sections 301 and 305(b) of the Code. Under Section 305(a) of the Code, a distribution of stock or stock rights to a corporation's shareholders is generally tax free. Section 305(b), however, provides certain instances where a distribution of stock or stock rights is taxable to the shareholders. One such instance is a "disproportionate distribution" in which the distribution (or a series of distributions) has the result of (1) the receipt of property by some shareholders, and (2) an increase in the proportionate interests of other shareholders in the assets or earnings and profits of the corporation. For purposes of this determination, the holders of J. Alexander's convertible debentures and holders of outstanding options will be treated as shareholders. If required under the terms of the convertible debentures, the rights offering will result in an adjustment in the conversion ratio. Such an adjustment might have the effect of avoiding an increase in the common stockholders' interests in the assets and earnings and profits of J. Alexander's as a result of the rights offering (when compared to the interest of the holders of convertible debentures). However, no such adjustment is provided under the terms of outstanding stock options.



     The Internal Revenue Service ("IRS") may contend that the distribution of rights is a disproportionate distribution of stock taxable to recipients of the rights under Section 305(b) of the Code. If the IRS were to prevail under this contention, a shareholder would be viewed as receiving a distribution equal to the fair market value of the rights, which would be taxable as a dividend to the extent of J. Alexander's current and accumulated earnings and profits. The determination of a corporation's earnings and profits is complex, and in the case of current earnings and profits, cannot be determined until the close of its taxable year. J. Alexander's presently has accumulated earnings and profits, but no computation has been made of the precise amount.



     Notwithstanding the foregoing, the rights offering may properly be characterized as a tax-free distribution under Section 305(a) of the Code, in which case it will not be taxable regardless of whether J. Alexander's has current or accumulated earnings and profits for the year.

BASIS





     Because the rights may not be sold or transferred, the tax basis assigned to the rights is relevant only if the rights are exercised. The tax basis of common stock acquired through exercise of rights will be equal to the sum of the exercise price therefor and the holder's tax basis in the rights, if any. The holder's tax basis in the rights is determined by allocation of the holder's tax basis in the common stock with respect to which the rights are received between that common stock and the rights. That allocation is made in the manner described in the paragraph immediately below.



     If the rights offering is characterized as a nontaxable Section 305(a) distribution, and if the fair market value of the rights on the date of distribution is less than 15% of the fair market value of the common stock with respect to which the rights are received, the shareholder will have the following choice:



     - a basis of zero may be assigned to the rights, or



     - an election may be made on the federal tax return for the taxable year in which the stock rights are received to allocate the basis of the common stock between the common stock and the rights in proportion to the fair market value of each.



However, if the fair market value of the rights on the date of distribution is 15% or more of the fair market value of the common stock, the basis of the common stock must be allocated proportionately between the common stock and the rights. In either case, the tax basis allocation will occur only if the rights are exercised.



     If, however, the rights offering is characterized as a taxable dividend, each shareholder will have a tax basis in the rights equal to the fair market value of the rights on the date of the rights offering.


LAPSE OF RIGHTS


     If the rights offering is characterized as a nontaxable Section 305(a) distribution, a shareholder who allows rights received by him or her to lapse without exercising them will not recognize any gain or loss, and, as the rights were not exercised, no adjustment will be made to the tax basis of the common stock owned by the shareholder. If, however, the rights offering is characterized as a taxable dividend, a shareholder who allowed the rights to lapse will have a short-term capital loss in an amount equal to his or her tax basis in the rights (as discussed above), and no adjustment will be made to the tax basis of the common stock owned by the shareholder.


EXERCISE OF RIGHTS


     A shareholder will not recognize any gain or loss upon the exercise of rights. The tax basis of common stock acquired through exercise of rights will be equal to the sum of the exercise price therefor and the holder's tax basis in the rights, if any. The holding period for the common stock acquired through exercise of the rights will begin on the day following the date the rights are considered exercised.


COMMON STOCK ACQUIRED

     The sale or other disposition of common stock acquired will result in the recognition of gain or loss by the holder of such common stock in an amount equal to the difference between the amount realized and the holder's adjusted tax basis in the common stock. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holder held the common stock for more than one year.



                           TAXATION OF J. ALEXANDER'S



     J. Alexander's will not recognize any gain, other income or loss upon the issuance of the rights, the lapse of the rights or the receipt of payment for shares upon exercise of the rights.


                                 LEGAL MATTERS


     The validity of the issuance of the shares of common stock offered hereby and certain tax matters will be passed upon for J. Alexander's by Bass, Berry & Sims PLC, Nashville, Tennessee. Certain members of Bass, Berry & Sims PLC beneficially own shares of the common stock.


                                    EXPERTS

     The consolidated financial statements of J. Alexander's Corporation appearing in J. Alexander's Corporation's Annual Report (Form 10-K) for the year ended January 3, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                    IF YOU WOULD LIKE ADDITIONAL INFORMATION


     J. Alexander's files annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission ("SEC"). You may read and copy this information at the SEC's public reference rooms, which are located at:


450 Fifth Street, NW                7 World Trade Center, Suite 1300
Washington, DC 20549                New York, NY 10048

500 West Madison Street, Suite
1400
Chicago, IL 60661-2511

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. This information is also available on-line through the SEC's Electronic Data Gathering, Analysis, and Retrieval System (EDGAR), located on the SEC's web site (http://www.sec.gov.).


     Also, J. Alexander's will provide you (free of charge) with any of its documents filed with the SEC. To get your free copies, please call or write:


                                R. Gregory Lewis
                            Chief Financial Officer
                           J. Alexander's Corporation
                                 P.O. Box 24300
                              3401 West End Avenue
                           Nashville, Tennessee 37203
                                 (615) 269-1900

     J. Alexander's has filed a Registration Statement with the SEC on Form S-3 with respect to the rights offering. This prospectus is a part of the Registration Statement, but the prospectus does not repeat important information that you can find in the Registration Statement, reports and other documents that J. Alexander's filed with the SEC. The SEC allows J. Alexander's to "incorporate by reference" those documents, which means that J. Alexander's can disclose important information to you by referring you to other documents. The documents that are incorporated by reference are legally considered to be a part of this prospectus. The documents incorporated by reference are:


          (1) Annual Report on Form 10-K for the year ended January 3, 1999;


          (2) The description of the common stock contained in J. Alexander's Form 8-A, as amended; and



          (3) Any filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 between the date of this prospectus and the termination of the rights offering.


As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this prospectus, you should rely on the statements made in the most recent document.


     PROSPECTIVE INVESTORS MAY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO BE ISSUED PURSUANT TO THE RIGHTS OFFERING. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.



     NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY SUCH JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE IN THE JURISDICTION.

                QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING



WHAT IS A RIGHT?



     A right is an opportunity for you to purchase shares of common stock at a fixed price and in an amount proportional to your existing interest in J. Alexander's. When you "exercise" rights, that means that you choose to purchase the shares of common stock that the rights entitle you to purchase.



WHAT IS THE RIGHTS OFFERING?



     J. Alexander's will distribute to you 1.0 right for each share of common
stock that you own at the close of business on May   , 1999. For every right you
receive, you will be entitled to purchase 0.2 share of common stock, rounding up any remaining fractional share to the nearest whole number of shares, for $3.75 per share. You may exercise any number of your rights, or you may choose not to exercise any rights. For a discussion of the rights to be distributed in the rights offering, see "The Rights Offering -- The Rights."



WHY IS J. ALEXANDER'S ENGAGING IN A RIGHTS OFFERING?



     The rights offering is part of a financing plan that J. Alexander's expects will raise up to approximately $8.1 million in equity for J. Alexander's. J. Alexander's believes that raising equity capital to repay some of its outstanding debt will benefit J. Alexander's by reducing its debt to equity ratio and reducing its interest expense, which will improve earnings. J. Alexander's believes that accomplishing these objectives will improve its financial condition and may allow it to negotiate improved terms for its credit facilities, including interest rates and availability.



     The financing plan has two parts:


     - Sale of $4.1 million of common stock to Solidus.


       On March 22, 1999, Solidus, LLC, a Tennessee limited liability company whose principal owners are Dr. John Morris and members of his family, purchased 1,086,266 additional shares of common stock for approximately $4.1 million, or $3.75 per share. E. Townes Duncan, a director of J. Alexander's, is also an owner of and manages the investments of Solidus.
       J. Alexander's completed the sale of common stock to Solidus before the rights offering to provide J. Alexander's with additional equity on favorable terms (including the agreements described below) and more quickly than would have been possible through the rights offering, and to ensure that J. Alexander's obtained the minimum amount of new equity capital which it believed it needed to effectively carry out its long term business plan. In addition, Solidus agreed to the following:



      - for a period of seven years, Solidus would not acquire or hold more than 33% of J. Alexander's common stock.



      - for a period of seven years, Solidus would not solicit proxies for a vote of the shareholders of J. Alexander's.



      - for a period of seven years, Solidus would not sell J. Alexander's common stock it owns and would only transfer common stock to J. Alexander's, a person, entity or group approved by J. Alexander's or to an affiliate of Solidus.

      - the above restrictions on Solidus' ownership and ability to solicit proxies would terminate in the event of certain tender offers or exchange offers, a notice filing with the Department of Justice relating to the acquisition of more than 15% of the outstanding common stock or with the SEC relating to the acquisition of more than 10% of the outstanding common stock, J. Alexander's proposing or approving a merger or other business combination, or a change to a majority of J. Alexander's Board of Directors over a two-year period.



      - Solidus would not exercise during the rights offering rights attributable to the 1,086,266 additional shares of common stock purchased on March 22, 1999.


     - $4.1 million rights offering.


     A total of 1,089,067 shares could be purchased during the rights offering for a total purchase price of $4,084,001.



     J. Alexander's will apply the proceeds from the financing plan to repay a portion of the debt under its revolving credit facility. See "Use of Proceeds" for a discussion of the application of proceeds from the rights offering.



WILL EVERY SHAREHOLDER RECEIVE RIGHTS IN PROPORTION TO THEIR CURRENT HOLDINGS?



     Yes, but only shareholders who exercise their rights will receive additional shares of common stock. Because Solidus purchased 1,086,266 shares before the rights offering, Solidus agreed that it will not exercise any rights attributable to the 1,086,266 additional shares it purchased.



HOW DID J. ALEXANDER'S ARRIVE AT THE $3.75 PER SHARE PRICE?



     In determining the price per share for the sale to Solidus and for the Rights Offering, J. Alexander's considered current and historical market prices for the common stock and J. Alexander's need for capital. Solidus bought its shares on March 22, 1999 at the same price per share. For a further explanation of how J. Alexander's determined the per-share price, see "The Rights
Offering -- Determination of Share Price."


HOW DO I EXERCISE MY RIGHTS?


     You must properly complete the attached Subscription Certificate and forward it to SunTrust Bank, Nashville, N.A., as Subscription Agent, on or
before           , 1999. The address for the Subscription Agent is on page 15.
See "The Rights Offering -- Exercise of Rights" for detailed instructions on how to exercise your rights. Your Subscription Certificate must be accompanied by proper payment for each share that you wish to purchase. For a full explanation of how to pay for your shares, see "The Rights Offering -- Method of Payment."


HOW LONG WILL THE RIGHTS OFFERING LAST?


     If you do not exercise your rights before 5:00 p.m. Central Daylight Time,
on                          , 1999, the rights will expire. J. Alexander's, in
its discretion, may decide to extend the rights offering for up to 10 days. See "The Rights Offering -- Expiration Date" for a discussion of the expiration of the rights.

AFTER I EXERCISE MY RIGHTS, CAN I CHANGE MY MIND?


     No. Once you send in your Subscription Certificate and payment, you cannot revoke the exercise of your rights. For further explanation of the no-revocation policy, see "Rights Offering -- No Revocation."



WHAT HAPPENS IF I CHOOSE NOT TO EXERCISE MY RIGHTS?



     You will retain your current number of shares of common stock even if you do not exercise your rights. If you do not exercise your rights, you could diminish your proportionate interest in J. Alexander's, and your voting rights could be diluted. See "If You Do Not Exercise Your Rights, Your Ownership Interest May Be Diluted" for a discussion of this consequence.


CAN I SELL MY RIGHTS?


     No. You may not sell or transfer your rights to another individual or entity. See "The Rights Offering -- Non-Transferability of Rights" for an explanation of the prohibition on the transfer of rights.


CAN I SELL MY COMMON STOCK AFTER THE RIGHTS OFFERING?


     Yes. These shares of common stock may be sold freely after the rights offering, subject to restrictions on affiliates of J. Alexander's.



     Common stock sold in this rights offering will be registered under the federal securities laws. For information regarding the stock you will receive upon exercise of rights, see "The Rights Offering -- Basic Subscription Right."


WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY RIGHTS?


     The rights offering is intended to be characterized as a nontaxable stock dividend. However, the IRS may view the distribution of the rights as ordinary income to the shareholder taxable in the amount of the fair market value of the rights. In any event, the exercise of the rights will not be taxable. You should seek specific tax advice from your personal tax advisor. See "Tax Consequences to Shareholders" for a detailed discussion of tax matters.


WHEN WILL I RECEIVE MY NEW SHARES?


     If you purchase shares through the rights offering, J. Alexander's will send you a certificate representing shares of common stock as soon as practicable after the rights exercise period expires.



CAN J. ALEXANDER'S CANCEL THE RIGHTS OFFERING?



     Yes. J. Alexander's can cancel the rights offering at any time on or before , 1999, for any reason.

HOW MUCH MONEY WILL J. ALEXANDER'S RECEIVE FROM THE SALE TO SOLIDUS AND THE RIGHTS OFFERING?



     J. Alexander's received $4,073,498 for the sale of 1,086,266 shares of common stock to Solidus on March 22, 1999. J. Alexander's gross proceeds from the rights offering depend on the number of shares of common stock that are purchased. If J. Alexander's sells all 1,089,067 shares offered by this prospectus, then J. Alexander's will receive proceeds of $4,084,001 from the rights offering. If no shareholders exercise rights, J. Alexander's will not receive any proceeds from the rights offering.



HOW MANY SHARES WILL BE OUTSTANDING AFTER THE RIGHTS OFFERING?



     The number of shares of common stock outstanding after the rights offering depends on the number of shares that are purchased. If J. Alexander's sells all of the shares offered by this prospectus, then J. Alexander's will issue during the rights offering 1,089,067 new shares of common stock. Based on this number,
J. Alexander's anticipates that there will be 7,620,668 shares of J. Alexander's common stock outstanding after the rights offering.



WHO CAN I TALK TO IF I HAVE MORE QUESTIONS?



     If you have questions or need assistance concerning the procedure for exercising rights, or if you would like additional copies of this prospectus or the Notice of Guaranteed Delivery, you should contact the Subscription Agent at the address on page 15 above.



     If you have more questions about the rights offering, please contact



                                R. Gregory Lewis


                            Chief Financial Officer


                           J. Alexander's Corporation


                                 P.O. Box 24300


                              3401 West End Avenue


                           Nashville, Tennessee 37203


                                 (615) 269-1900

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following table sets forth the expenses in connection with this Registration Statement. J. Alexander's will pay all expenses of the rights offering. All such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission and the New York Stock Exchange.



Securities and Exchange Commission Filing Fee...............  $  1,136
New York Stock Exchange Listing Fee.........................     3,802
Printing Fees and Expenses..................................    20,000
Legal Fees and Expenses.....................................    75,000
Accounting Fees and Expenses................................    25,000
Subscription Agent Fee......................................    10,000
Miscellaneous...............................................    15,062
                                                              --------
  Total.....................................................  $150,000
                                                              ========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Tennessee Business Corporation Act ("TBCA") provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith,
(ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation's best interest, (iii) in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation, and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (i) such officer or director was adjudged liable to the corporation in a proceeding by or in right of the corporation; (ii) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (iii) such officer or director breached his duty of care to the corporation.


     Paragraph 10 of J. Alexander's Charter, as amended (the "Charter"), provides that to the fullest extent permitted by law no director of J. Alexander's shall be personally liable to J. Alexander's or any of its shareholders for monetary damages for breach of any fiduciary duty as a director. Under the TBCA, this Charter provision relieves

J. Alexander's directors from personal liability to J. Alexander's or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability arising from (i) any breach of a director's duty of loyalty to J. Alexander's or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) any unlawful distributions. In addition, J. Alexander's bylaws provide that J. Alexander's shall indemnify all present and future directors and officers (and any person who may have served at its request as an officer or director of another company in which J. Alexander's owns shares of its capital stock) to the fullest extent permitted by law.


ITEM 16.  EXHIBIT INDEX


EXHIBIT       DESCRIPTION
NO.----       -----------
 4.1      --  Charter (Exhibit 3(a) of the Registrant's Annual Report on
              Form 10-K for the year ended December 30, 1990, is
              incorporated herein by reference)
 4.2      --  Amendment to Charter dated February 7, 1997 (Exhibit 3(a)(2)
              of the Registrant's Annual Report on Form 10-K for the year ended December 29, 1996, is incorporated herein by
              reference)
 4.3      --  Restated Bylaws as currently in effect (Exhibit 3(b) of the
              Registrant's Annual Report on Form 10-K for the year ended
              January 3, 1999, is incorporated herein by reference)
 4.4      --  Form of Indenture dated as of May 19, 1983, between the
              Registrant and First American National Bank of Nashville,
              Trustee (Exhibit 4 of the Registrant's Quarterly Report on
              Form 10-Q for the quarter ended June 30, 1983, is
              incorporated herein by reference)
 4.5      --  Rights Agreement dated May 16, 1989, by and between the
              Registrant and NationsBank (formerly Sovran Bank/Central
              South) including Form of Rights Certificate and Summary of
              Rights (Exhibit 3 to the Report on Form 8-K dated May 16,
              1989, is incorporated herein by reference)
 4.6      --  Amendments to Rights Agreement dated February 22, 1999, by and between the Registrant and SunTrust Bank (amending
              Rights Agreement dated May 16, 1989) (Exhibit 4(c) to the
              Registrant's Annual Report on Form 10-K for the year ended
              January 3, 1999 is incorporated herein by reference)
 4.7      --  Amendment to Rights Agreement dated March 22, 1999, by and between the Registrant and SunTrust Bank (amending Rights
              Agreement dated May 16, 1989) (Exhibit 4(d) to the
              Registrant's Annual Report on Form 10-K for the year ended
              January 3, 1999 is incorporated herein by reference)
 4.8      --  Subscription Rights Agreement by and between J. Alexander's and SunTrust Bank, Nashville, N.A., as Subscription Agent
 5        --  Opinion of Bass, Berry & Sims PLC
 8        --  Opinion of Bass, Berry & Sims PLC (Tax Matters)
23.1      --  Consent of Bass, Berry & Sims PLC (included in Exhibits 5 and 8)
23.2      --  Consent of Ernst & Young LLP
24*       --  Power of Attorney (included on signature page)
99.1      --  Form of Subscription Certificate

EXHIBIT
NO.           DESCRIPTION
-------       -----------
99.2      --  Form of Notice of Guaranteed Delivery for Subscription
              Certificates
99.3      --  Form of letter to shareholders
99.4      --  Form of letter to brokers
99.5      --  Form of brokers' letter to clients


---------------


* Previously Filed


ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Nashville, Davidson County, Tennessee, on April 30, 1999.


                                       J. ALEXANDER'S CORPORATION

                                       By:      /s/ LONNIE J. STOUT II
                                          --------------------------------------
                                                    Lonnie J. Stout II
                                                 Chairman, President and
                                                 Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 30, 1999.



                     SIGNATURE                                          TITLE
                     ---------                                          -----

              /s/ LONNIE J. STOUT II                   Director and Chairman, President and
---------------------------------------------------      Chief Executive Officer (Principal
                Lonnie J. Stout II                       Executive Officer)

               /s/ R. GREGORY LEWIS                    Vice President and Chief Financial
---------------------------------------------------      Officer
                 R. Gregory Lewis                        (Principal Financial Officer)

                /s/ MARK A. PARKEY                     Controller
---------------------------------------------------      (Principal Accounting Officer)
                  Mark A. Parkey

                         *                             Director
---------------------------------------------------
                 Earl Beasley, Jr.

                         *                             Director
---------------------------------------------------
                 E. Townes Duncan

                         *                             Director
---------------------------------------------------
                 Garland G. Fritts

                         *                             Director
---------------------------------------------------
                 John L.M. Tobias

             *By: /s/ R. GREGORY LEWIS
   --------------------------------------------
                 R. Gregory Lewis
                 Attorney-in-fact

                               INDEX TO EXHIBITS



EXHIBIT
NO.            DESCRIPTION
------         -----------
 4.8      --  Subscription Rights Agreement by and between J. Alexander's and SunTrust Bank, Nashville, N.A., as Subscription Agent
 5        --  Opinion of Bass, Berry & Sims PLC
 8        --  Opinion of Bass, Berry & Sims PLC (Tax Matters)
23.1      --  Consent of Bass, Berry & Sims PLC (included in Exhibits 5 and 8)
23.2      --  Consent of Ernst & Young LLP
99.1      --  Form of Subscription Certificate
99.2      --  Form of Notice of Guaranteed Delivery for Subscription
              Certificates
99.3      --  Form of letter to shareholder
99.4      --  Form of letter to broker
99.5      --  Form of brokers' letter to clients